Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Starbox Group Holdings Ltd.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

			Fee			Proposed
			Calculation			Maximum		Maximum
		Security	or Carry			Offering		Aggregate		Amount of
	Security	Class	Forward		Amount	Price Per		Offering		Registration
	Type	Title	Rule		Registered(1)	Unit		Price	Fee Rate	Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.18 per share (2)	Rule 457	(c)	3,210,000	$2.036	(3)	$6,535,560	0.00015310	$1,000.59
	Total Offering Amounts							$6,535,560		$1,000.59
	Total Fees Previously Paid									$0
	Total Fee Offset									$0
	Net Fee Due									$1,000.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.

(2)	As described in greater detail in the prospectus contained in this registration statement, the Class A Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 3,210,000 Class A Ordinary Shares.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($2.114) and low ($1.958) prices of the Class A Ordinary Shares (given the effect of a 10:1 share consolidation approved by the Company’s shareholders on February 20, 2025), as reported on the Nasdaq Capital Market on February 21, 2025, which is a date within five business days prior to the filing date of this registration statement.